Exhibit 10.12

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

DATED [date] [month] [year]

KABANGA NICKEL LIMITED

and

[LIFEZONE LIMITED]

and

BHP BILLITON (UK) DDS LIMITED

SHAREHOLDERS’ AGREEMENT

amongst the shareholders of

KABANGA NICKEL LIMITED

THIS AGREEMENT is made this [date] day of [month] [year]1

AMONGST:

(1)	KABANGA NICKEL LIMITED, a company incorporated in accordance with the laws of England and Wales under registration number 11815983 and with its registered address at [22 Chancery Lane, London, United Kingdom, WC2A 1LS] (the “Company”);

(2)	[LIFEZONE LIMITED, a company incorporated in accordance with the laws of the Isle of Man under registration number 019369V having its administrative office at [Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ] (“Lifezone”)]; and

(3)	BHP BILLITON (UK) DDS LIMITED, a company incorporated in accordance with the laws of England and Wales under registration number 09882802 having its registered address at [Nova South, 160 Victoria Street, London, United Kingdom, SW1E 5LB].

WHEREAS:

(A)	The Company will carry on business subject to the terms and conditions of this Agreement.

(B)	The Shareholders will exercise their rights in relation to the Company in accordance with the terms and conditions of this Agreement.

1	Interpretation

1.1	In this Agreement, unless the context otherwise requires the following words and expressions shall have the following meanings:

Act	the Companies Act 2006, as amended from time to time

Affected Shareholder	as defined in Clause 15.2

Affiliates	in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking

Annual Budget	the annual budget for the Business for the relevant financial year as approved from time to time in accordance with the provisions of this Agreement as a Board Reserved Matter

Anti-Corruption Laws	(i) for all parties, the Law relating to combating bribery and corruption of Tanzania, the Foreign Corrupt Practices Act of the United States of America, the UK Bribery Act 2010, the Criminal Code Act 1995 (Cth) of Australia and/or the principles of the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (ii) for each of the parties the Law relating to combating bribery and corruption in the countries of each such party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of each such party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities

[1]	[Note to draftsperson: items in square brackets subject to factual update.]

Associate	in relation to a Shareholder:
(a) each member of that Shareholder’s Shareholder Group (other than the Shareholder itself);
(b) any general partner, limited partner or other partner in, or trustee, nominee, custodian, operator or manager of, or investment adviser to, that Shareholder or any member of its Shareholder Group;
(c) any group undertaking of any general partner, trustee, nominee, custodian, operator or manager of, or investment adviser to, that Shareholder or any member of its Shareholder Group (excluding any portfolio company thereof);
(d) any Fund which has the same general partner, trustee, nominee, operator, manager or investment adviser as that Shareholder or any member of its Shareholder Group;
(e) any Fund which is advised, or the assets of which (or some material part thereof) are managed (whether solely or jointly with others), by that Shareholder or any member of its Shareholder Group;
(f) any Fund in respect of which that Shareholder or any member of its Shareholder Group is a general partner, manager or investment adviser; or
(g) any co-investment scheme of that Shareholder or its investment adviser, manager, operator or nominee or any member of its Shareholder Group
BHP	BHP Billiton (UK) DDS Limited, a company incorporated in accordance with the laws of England and Wales under registration number 09882802 and with its registered address at [Nova South, 160 Victoria Street, London SW1E 5LB, United Kingdom] or any person to whom such company (or any Permitted Transferee thereof) has transferred Shares pursuant to Clause 10.1.2 (as the case may be)
BHP Group	BHP Group Limited, BHP and any of their respective subsidiaries and subsidiary undertakings (from time to time), but excluding the Group
Board	the directors of the Company for the time being
Board Reserved Matters	the matters set out in Schedule 2 (Board Reserved Matters)
Board Super Majority	the approval of the Board by simple majority and, subject to Clauses 3.2.10, 5.5, 15.10.3(i), 35 and 36, and only for so long as the Minority Shareholder holds 20% (or more) of the voting rights of the Shares, the approval of any Minority Nominee Director that is appointed to the Board pursuant to this Agreement at the time such approval is sought
Business or Project	the activities of the Group as specified in Clause 2
Business Day	any day other than a Saturday, Sunday or public holiday in the United Kingdom
Catch-Up Shareholder Funding	as defined in Clause 4.5.2
Completion Date	as defined in Clause 14.5

Compliance Event	(i) the issue or transfer of Shares to any Restricted Person; (ii) any Shareholder or Group Company becoming a Restricted Person; (iii) any court of competent jurisdiction or arbitral tribunal determining that a Shareholder or any Group Company has violated any applicable Anti-Corruption Laws, Sanctions Laws or anti-money laundering or counter-terrorism financing laws; or (iv) any settlement or compromise by any Shareholder or any Group Company (with or without admission of liability) of any claim or allegation by a Governmental Authority that a Shareholder or any Group Company has breached any applicable Anti-Corruption Laws, Sanctions Laws or anti-money laundering or counter-terrorism financing laws (including entry into of any deferred prosecution agreement or non-prosecution agreement in respect of any such claim/allegation)
Compliance Notice	as defined in Clause 10.2.1
Connected	has the meaning set out in section 993 of the English Income Tax Act 2007
Constitution	the memorandum and articles of the Company as the same may be amended from time to time
Control	the power of a person (or persons acting in concert) from time to time to secure, directly or indirectly, that the affairs of another are conducted according to the wishes of that person (or persons acting in concert), whether by means of:
(a) in the case of a body corporate, being the owner of more than 50% of the voting shares of that body corporate or having the right to exercise more than 50% of the votes exercisable at any shareholder meeting of that body corporate, and/or having the right to appoint or remove more than half of its directors or otherwise control the votes at board meetings of that company;
(b) in the case of a partnership or limited partnership, being the owner of more than 50% of the capital of that partnership or limited partnership or having the right to exercise more than 50% of the votes exercisable at any meeting of partners of that partnership or limited partnership (and, in the case of a limited partnership, control of the majority of its general partners);
(c) in the case of any person not falling within paragraph (a) or (b) above, having the right to exercise more than 50% of the voting rights exercisable in relation to that person or otherwise to control that person; and
(d) in the case of a Fund, being or having the right to be the manager or adviser to that Fund, whether by virtue of provisions contained in, as the case may be, articles of association, certificates of incorporation or by-laws, statutes, partnership agreements or other constitutional documents or any contract or written agreement (whether formal or informal) with any other persons, and “Controlled” shall be interpreted accordingly
Deadlock Appointees	as defined in Clause 17.2
Deadlock Matter	as defined in Clause 17.1

Directors	directors of the Company from time to time
Dividend Policy	the dividend policy of the Company as determined from time to time in accordance with the provisions of this Agreement as a Board Reserved Matter
Dragging Shares	as defined in Clause 14.1
Electing Non-affected Shareholder(s)	as defined in Clause 15.7
Electing Non-affected Shareholder Proportion	with respect to any Electing Non-affected Shareholder, the number of Shares such Electing Non-affected Shareholder holds relative to the aggregate number of Shares held by all of the Electing Non-affected Shareholder(s) at the expiry of the Election Deadline
Election Deadline	as defined in Clause 15.7
Emergency Shareholder Funding	as defined in Clause 4.5.2
Encumbrance	means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind, or any agreement, arrangement or obligation to create any of those
Environment	all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); water (including water under or within land or in pipes, tanks, ditches, drains or sewers); soil and land and any ecological systems and any living organisms supported by any of those media, including, for the avoidance of doubt, humans
Event of Default	as defined in Clause 15.1
Expert	any of the following accountancy firms (or their Affiliates):
(a) PricewaterhouseCoopers;
(b) Ernst & Young;
(c) KPMG;
(d) Deloitte; and
with preference being given to individuals within any such accountancy firms who have relevant mining industry experience and in the event that none of the foregoing accountancy firms (or their Affiliates) are able or willing to determine any Unresolved Fee Provisions using the method of valuation set out in Clause 36 of this Agreement and otherwise in accordance with this Agreement, then such other firm as the Majority Shareholder and the Minority Shareholder at the time of such appointment may agree in writing (each acting reasonably and in good faith) or as may otherwise be appointed by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals
Expert Referral Notice	as defined in Clause 35.3.2

Fee Provisions	means, in respect of any Marketing Arrangement:
(a) the quantum (in monetary terms or expressed as a percentage, fraction or similar of any relevant monetary amount) of any remunerative fee, commission, discounted margin, rebate, cost-plus pricing (or any commercially similar or equivalent provision);
(b) any terms which seek to impose any costs or expenses upon a Group Company (including, without limitation, any costs or expenses relating to freight, marine insurance, storage, logistics, financing, hedging, derivatives and insurance) for the provision of services by the Majority Shareholder and/or its Affiliate(s) pursuant to the Marketing Arrangement but excluding: (i) any costs or expenses to be charged to a Group Company at actual cost (without any cost-plus mark-up or profit for the person incurring and recharging such costs or expenses to the relevant Group Company); and (ii) any Tax (as defined in the T2 Agreement) incurred by any person that is not a member of the Group directly as a consequence of any such costs or expenses recharged at actual cost as referred to above; and
(c) any terms which provide for an adjustment to be made to any of the provisions referred to in (a) or (b) above, and “Fee Provision” shall be interpreted accordingly
Framework Agreement	the framework agreement in respect of the Project entered into between the Company and the Government of the United Republic of Tanzania (represented by the Ministry of Minerals) on 19 January 2021 (as amended, supplemented, modified, restated or novated from time to time)
Fund	any fund, bank, company, unit trust, investment trust, investment company, limited, general or other partnership, industrial provident or friendly society, any collective investment scheme (as defined by the Financial Services and Markets Act 2000), any investment professional (as defined in article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion Order) 2005 (the “FPO”)), any high net worth company, unincorporated association or partnership (as defined in article 49(2)(a) and (b) of the FPO) or any high value trust (as defined in article 49(6) of the FPO), any pension fund or insurance company or any person who is an authorised person under the Financial Services and Markets Act 2000
Governmental Authority	any competition, antitrust, anti-corruption, sanctions, anti-money laundering, counter-terrorism financing, foreign investment, national, supranational or supervisory or other government, governmental (whether trade, administrative, statutory or regulatory) bodies, agencies, commissions or authorities or any courts, tribunals, arbitral or judicial bodies, including any tax authorities and any governmental department

Group	the Company and its direct and indirect subsidiaries from time to time
Group Company	a member of the Group
Guarantees	all guarantees, indemnities and covenants referred to in Clause 7.3 for which two (2) (or more) Shareholders are liable, whether jointly or severally, to secure the indebtedness or obligations of any Group Company for the proper purposes of the Business (as varied, extended or renewed)
IFRS	International Financial Reporting Standards and Interpretations as issued by the International Accounting Standards Board
Insolvency Event	in relation to any person:
(a) the person entering into or resolving to enter into any arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise), composition or compromise with its creditors or any class of them in any relevant jurisdiction;
(b) the person being unable to pay its debts when they are due within the meaning of section 123 of the Insolvency Act 1986 or being deemed under any applicable statutory provision of any relevant jurisdiction to be insolvent;
(c) a liquidator or provisional liquidator, administrator, monitor, receiver, receiver and manager, trustee or any similar official being appointed to the person or over all or substantially all of the assets or undertakings of the person, or an event analogous with any such event occurring in any relevant jurisdiction; or
(d) the person has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, or an order being made or a resolution being passed for the dissolution, administration, reorganisation or winding-up of the person, except: (a) for the purposes of a bona fide reconstruction, amalgamation, merger or consolidation; (b) where the relevant action is as a result of any legal proceeding or other action which is frivolous or vexatious; or (c) where any petition or proceeding which is contested in good faith and with due diligence is discharged, withdrawn, set aside or struck out within thirty (30) calendar days of commencement which, in each case, shall not constitute an “Insolvency Event”
Joint Financial Model	the joint financial model as agreed inter alia between the Company and the Government of Tanzania (or any other applicable Governmental Authority) in respect of the Project, as contemplated by the Framework Agreement and as amended, supplemented, modified or restated from time to time

KYC Information	information and documents reasonably requested by any Shareholder in order for it or any member of its Shareholder Group to comply with applicable anti-money laundering or know your client laws and related internal compliance procedures
Law	all applicable legislation, statutes, directives, regulations, ordinances, decisions, licences, permits, consents, decrees, notices, instructions, policies, orders, judgments, decisions, by-laws and other applicable legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction
Majority Nominee Director	as defined in Clause 3.2.1(a)
Majority Shareholder	the Shareholder holding the highest proportion of the voting rights of the Shares from time to time
Majority Shareholder Approval	approval, consent or direction given by a Shareholder Majority in writing, in English and in any number of counterparts and which is expressly referred to or marked as a Shareholder approval, consent or direction
Marketing Arrangements	arrangements between any Group Company (on the one hand) and the Majority Shareholder and/or any of its Affiliates (excluding any member of the Group) (on the other hand) for off-take, shipping, logistics, distribution or equivalent matters relating to off-take arrangements and/or the provision of marketing, sale and distribution services by the Majority Shareholder and/or any of its Affiliates (excluding any member of the Group) in respect of minerals and related by-products derived from the Project that would, but for (and subject to) Clauses 3.2.10, 5.5, 15.10.3(i), 35 and/or 36, require Super Majority Board Approval, and “Marketing Arrangement” shall be interpreted accordingly
Minority Nominee Director	as defined in Clause 3.2.1(b)
Minority Shareholder	as defined in Clause 3.2.1(b)
Non-affected Shareholder(s)	as defined in Clause 15.2
Non-fee Provisions	means, in respect of any Marketing Arrangement, any and all terms, conditions or provisions of such Marketing Arrangement other than any Fee Provisions
Open Market Value	as defined in Clause 15.4
Original Holder	as defined in Clause 10.1.2(iv)

Permitted Regulatory Condition	a bona fide material consent, clearance, approval or permission necessary to enable any relevant person to be able to complete a transfer of Shares under: (a) its constitutional documents; (b) the rules or regulations of any stock exchange on which such person or any of its direct or indirect holding companies are quoted; or (c) the rules or regulations of any Governmental Authority in those jurisdictions where such persons or any of their affiliates, or any Group Company carries on business, and for the purposes of this definition any consent, clearance, approval or permission shall be considered material and necessary if the consequences of not gaining it before completing the transfer of Shares would be contrary to prevailing market practice or reasonably likely to give rise to material liability or censure
Permitted Transferee	a wholly owned member of:
	(a)	BHP’s Shareholder Group, where the relevant Shareholder is BHP or a person who holds Shares as a result of a Transfer made after the date of this Agreement by BHP pursuant to Clause 10.1.2; or
	(b)	Lifezone’s Shareholder Group, where the relevant Shareholder is Lifezone or a person who holds Shares as a result of a Transfer made after the date of this Agreement by Lifezone pursuant to Clause 10.1.2
Pre-emption Restricted Person	a person falling within limb (ii) or (iii) of the definition of “Restricted Person”
Prospecting Licences	the Tanzanian prospecting licences (PL No.11852-2022, PL No.11853-2022, PL No.1854-2022, PL No.11855-2022 and PL No.11856-2022) issued by the Mining Commission to Tembo (as amended, supplemented, modified, restated or novated from time to time)
Relevant Firm	any of the following accountancy firms (or their Affiliates):
	(a)	PricewaterhouseCoopers;
	(b)	Ernst & Young;
	(c)	KPMG;
	(d)	Deloitte;
	(e)	BDO; and
	(f)	in the event that none of the foregoing accountancy firms (or their Affiliates) are able or willing to determine the Open Market Value of Shares using the method of valuation set out in Clauses 15.5 and 15.6 of this Agreement and otherwise in accordance with this Agreement, then such other firm as the Affected Shareholder and any Non-affected Shareholder(s) at the time of such appointment may agree in writing (each acting reasonably and in good faith) or as may otherwise be appointed by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals
Relevant Minority Shareholder	a Shareholder holding less than 50% of the voting rights of the Shares
Reserved Matters	Board Reserved Matters and/or Shareholder Reserved Matters
Restricted Person	(i) a person whose personal or business reputation or dealings are such as would make them unacceptable as a business partner to the Majority Shareholder (acting reasonably and in good faith); (ii) a Sanctioned Party; or (iii) a person who is in actual, or is reasonably likely to become in imminent, breach of applicable Anti-Corruption Laws or Sanctions Laws

Sanctioned Party	(i) any person, entity or government that is designated for export controls or sanctions restrictions under any Sanctions Laws, including, but not limited to, those designated on an affirmative list of sanctions targets such as the U.S. List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Entity List, Denied Persons List, Debarred List, Australia’s Consolidated List, the UK Consolidated List and the EU Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions; (ii) a government agency of, an entity owned or controlled by the government of, or an entity incorporated under the laws of or a resident of a country or territory against which comprehensive sanctions are imposed, administered or enforced from time to time, including, as of the date of this Agreement, Iran, Cuba, Syria, North Korea and the regions of Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic in Ukraine; or (iii) any entity 50% or more owned or any entity which is controlled, directly or indirectly, by one or more of the persons or entities in paragraph (i) or (ii) of this definition
Sanctions Laws	any sanctions, export control or import laws, or other regulations, orders, directives, designations, licences, or decisions relating to the trade of goods, technology, software and services which are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, the EU, EU Member States, Switzerland, the United Nations or United Nations Security Council and also includes U.S. anti-boycott laws and regulations
Shareholder	any person who holds Shares in the capital of the Company
Shareholder Group	in relation to a Shareholder, that Shareholder and any subsidiary undertaking of that Shareholder, any parent undertaking of that Shareholder and any subsidiary undertaking of any such parent undertaking from time to time (but excluding any Group Companies) and references to “member” or “members” of a “Shareholder Group” shall be construed accordingly
Shareholder Majority	subject to Clause 15.10.1, one or more Shareholders holding [***] of the voting rights of the Shares
Shareholder Reserved Matters	the matters set out in Schedule 1 (Shareholder Reserved Matters)
Shareholder Super Majority	subject to Clause 15.10.1, one or more Shareholders holding more than 80% of the voting rights of the Shares
Shares	ordinary shares in the capital of the Company having the rights and being subject to the restrictions set out in the Constitution, and, as applicable, any other share in the voting equity share capital of the Company from time to time
Significant Transaction	as defined in Clause 15.14
Special Mining Licence	the Special Mining Licence no. 651/2021 issued by the Mining Commission on 25 October 2021 to Tembo in respect of the Kabanga area in the Ngara District of the United Republic of Tanzania (as amended, supplemented, modified, restated or novated from time to time)

Subsoil Data	geological exploration data in relation to the Kabanga area in the Ngara District of the United Republic of Tanzania (including exploration databases in relation to that exploration data) and any intellectual property rights associated therewith
Super Majority Board Approval	approval, consent or direction given by a Board Super Majority in writing and which is expressly referred to or marked as a Board approval, consent or direction
Super Majority Shareholder Approval	approval, consent or direction given by a Shareholder Super Majority in writing, in English and in any number of counterparts and which is expressly referred to or marked as a Shareholder approval, consent or direction
Surviving Provisions	Clauses 1, 16.2, 19, and 21 to 34 (inclusive)
T2 Agreement	the investment option agreement between BHP, the Company and Lifezone dated ___ October 2022
Tembo	Tembo Nickel Corporation Limited, a company incorporated under the laws of the United Republic of Tanzania (with registered no. 149494871)
Tembo SHA	the shareholders’ agreement in respect of Tembo entered into between the Company and The Government of the United Republic of Tanzania (represented by the Treasury Registrar) on 19 January 2021 (as amended, supplemented, modified, restated or novated from time to time)
Transfer (and any correlative expressions)	as defined in Clause 1.14
Transfer Date	as defined in Clause 15.9.4
Trigger Notice	as defined in Clause 15.7
Unresolved Fee Provision	as defined in Clause 35.3.2
Valuation Notice	as defined in Clause 15.3
Valuer	as defined in Clause 15.4.2
Winding-Up	a distribution pursuant to a winding-up of the Company or any new holding company of the Company

1.2	All references to statutory provisions or enactments shall include references to:

1.2.1	any amendment, modification or re-enactment of any such provision or enactment (whether before or after the date of this Agreement) to any previous enactment which has been replaced or amended and to any regulation or order made under such provision or enactment; and

1.2.2	any subordinate legislation made from time to time under that statute or statutory provision.

1.3	References to documents “in the agreed form” are to documents in the form of the draft agreed on behalf of the parties and initialled on behalf of each of them for the purposes only of identification.

1.4	References to those parties that are individuals include their respective legal personal representatives. References to:

1.4.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company include any company, corporation or body corporate, wherever incorporated.

1.5	Words denoting the singular include the plural and vice versa and words denoting the masculine include the feminine and neuter and vice versa.

1.6	References to the parties, the Recitals, Clauses, paragraphs and Schedules are, respectively, to the parties, the Recitals, Clauses, paragraphs and Schedules of and to this Agreement.

1.7	References to any document (including this Agreement), or to a provision in a document, shall be construed as references to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.9	References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm. References to submissions, responses, communications or other information being “in writing”, “written” or similar such expressions shall be deemed to include submissions, responses, communications or other information in electronic form (including emails).

1.10	The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	The words “holding company”, “parent undertaking”, “subsidiary”, “subsidiary undertaking” and “undertaking” shall have the same meanings in this Agreement as their respective definitions in the Act, save that a company shall be treated as a company whether or not formed or incorporated in the United Kingdom. References to “persons acting in concert” shall mean, in relation to a person, any other persons which actively co-operate with such person, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control, including (in the absence of evidence to the contrary) any persons who would be deemed to be “acting in concert” with one another pursuant to the UK City Code on Takeovers and Mergers from time to time.

1.12	In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.13	References to the “winding-up” of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.14	Subject to Clause 1.15, references in this Agreement to the “Transfer” of any shares shall mean the transfer of either or both of the legal and beneficial ownership in such shares, however effected, and/or the grant of an option to acquire either or both of the legal and/or beneficial ownership in such shares, however effected, and shall include:

1.14.1	any direction (by way of renunciation or otherwise) by a person entitled to an allotment or issue of any shares that such shares be allotted or issued to some other person;

1.14.2	any sale, assignment, transfer or other disposition of any legal or beneficial interest in a share (including any of the rights attached to a share, such as voting rights) and whether or not by the registered holder of that interest and whether or not for consideration or otherwise and whether or not effected by an instrument in writing;

1.14.3	any assignment of rights, transfer by novation or other disposal of rights or obligations;

1.14.4	any grant or creation of an Encumbrance over any share; and

1.14.5	any agreement, whether or not subject to any conditions, to do any of the matters set out in Clauses 1.14.1 to 1.14.4 (inclusive) above,

and “Transferee”, “Transferor” and “Transferred” shall all be interpreted accordingly.

1.15	Notwithstanding Clause 1.14, the grant or creation of an Encumbrance over any Shares registered in the name of a Shareholder shall not, and shall not be deemed to, be a Transfer of any Shares for any purpose under this Agreement or the Constitution, provided that Super Majority Shareholder Approval has been received pursuant to this Agreement prior to the relevant grant or creation of an Encumbrance.

2	The Business

The business of the Group is to explore for, exploit, process, market and sell minerals, initially in the United Republic of Tanzania.

3	Management of the Company

3.1	The Board has responsibility for the supervision and management of the Company and its business but the Board may not, and will ensure that each Group Company does not, make any decision in relation to:

3.1.1	any of the Shareholder Reserved Matters without first obtaining Super Majority Shareholder Approval; or

3.1.2	subject to Clauses 3.2.10, 5.5, 15.10.3(i), 35 and 36, any of the Board Reserved Matters without first obtaining Super Majority Board Approval,

provided that, for the avoidance of doubt, if the Minority Shareholder holds less than 20% of the voting rights of the Shares, then any Super Majority Board Approval shall only require approval of the Board by simple majority (without the need for approval by any Minority Nominee Director).

3.2	The Company shall give effect to, and each Shareholder shall exercise all voting rights attached to the Shares for the time being owned or controlled by them in favour of, each of the following:

3.2.1	that the Board shall consist of not more than five (5) Directors:

(a)	the Majority Shareholder shall control the composition of a majority of the members of the Board of the Company and, subject to Clause 3.2.5, shall be entitled to appoint three (3) Directors to the Board to achieve such majority (each, a “Majority Nominee Director”);

(b)	the Shareholder holding the second highest proportion of the voting rights of the Shares (the “Minority Shareholder”): (i) for so long as it holds at least 15% of the voting rights of the Shares, and subject to Clause 3.2.5, shall be entitled to appoint two (2) Directors to the Board (each, a “Minority Nominee Director”); and (ii) for so long as it holds at least 10% (but less than 15%) of the voting rights of the Shares, and subject to Clause 3.2.5, shall be entitled to appoint one (1) Minority Nominee Director to the Board; and

(c)	any additional Directors may be appointed by way of Super Majority Shareholder Approval;

3.2.2	any Director can be removed in the same manner and by the same Shareholder entitled to appoint such Director;

3.2.3	the Company shall, and each Shareholder will procure that the Company shall, give effect to appointments and removals made in accordance with this Clause 3.2 and not give effect to any appointment or removal of any Director other than in accordance with this Clause 3.2;

3.2.4	if any Shareholder who has appointed any Director(s) pursuant to Clause 3.2.1 ceases to hold the requisite proportion and/or percentage of the voting rights of the Shares, such Shareholder shall procure the resignation and removal of any Director(s) appointed by it as soon as reasonably practicable and in any event within two (2) Business Days of ceasing to hold the relevant proportion and/or percentage of voting rights of the Shares, without any such Director(s) seeking compensation for loss of office and waiving all claims that such Director(s) may have against the Company in connection thereto, with the exception of such accrued rights to fees and expenses (or under a directors’ indemnity or directors and officers liability insurance policy) of such Director(s);

3.2.5	the parties agree that the appointment of any Directors pursuant to Clause 3.2.1 (and the appointment of any alternate thereof) shall be subject to the following conditions:

(a)	any person proposed for such appointment shall have experience in the mining industry and have suitable seniority such that the appointing Shareholder can reasonably consider them (acting in good faith) to be qualified for the position; and

(b)	any person proposed for such appointment shall not be a Restricted Person;

3.2.6	subject to Clause 3.2.7 and Clause 3.2.8, a quorum of a meeting of the Board (or of any committee of the Board) shall be any three (3) Directors of the Board or their respective alternates who are eligible to vote and present at all times either in person or by telephone, including, if and to the extent that a Minority Nominee Director is appointed to the Board pursuant to this Agreement at such time, a Minority Nominee Director;

3.2.7	for so long as there is a Majority Nominee Director on the Board, then any quorum for the purposes of Clause 3.2.6 must include at least a majority of Majority Nominee Directors (or their alternates);

3.2.8	notwithstanding Clause 3.2.6, if a quorum is not present at a Board meeting as a result of the non-attendance of a Minority Nominee Director, the meeting shall be reconvened. Subject to Clause 3.2.14, at least five (5) Business Days’ notice of the reconvened meeting will be given, having regard as far as is practicable to the availability of a Minority Nominee Director. At the reconvened meeting, a quorum shall exist with respect to those matters on the agenda of the original meeting which were not disposed of at the original meeting if at least two (2) Directors of the Board or their respective alternates who are eligible to vote are present at all times either in person or by telephone, without the requirement for a Minority Nominee Director or its alternate to be present to form a quorum (without prejudice to any requirement for Super Majority Board Approval pursuant to Clause 3.1.2 or Clause 3.2.10);

3.2.9	a person who holds office only as an alternate director shall, if his or her appointor is not present, be counted in the quorum. Except to the extent prohibited by applicable Law, an alternate director shall be entitled to receive notice of all meetings of the Board and to attend and vote at any meeting at which his or her appointor is not personally present, and generally in the absence of his or her appointor to do all the things which such appointing Director is authorised or empowered to do. A Director who is also an alternate director shall be entitled, in the absence of the Director appointing him/her as an alternate director:

(a)	to a separate vote on behalf of the Director appointing him/her in addition to his/her own vote; and

(b)	to be counted as part of the quorum for meetings of the Board on his/her own account and in respect of the Director appointing him/her as an alternate director;

3.2.10	if a matter which requires Super Majority Board Approval has been on the agenda for two (2) consecutive Board meetings and, in each case, such Board meetings have initially been adjourned because of the absence of a Minority Nominee Director, and no Minority Nominee Director or its alternate has been present for any such meetings when adjourned and reconvened on the third (3rd) occasion, then if such matters are proposed on the agenda at a third (3rd) Board meeting, and a Minority Nominee Director again fails to attend such third (3rd) reconvened meeting, the relevant matter shall not require a Super Majority Board Approval to be approved at any such third (3rd) reconvened meeting;

3.2.11	subject to Clause 3.1.2, at any meeting of the Board or of a duly appointed committee of the Board, decisions will be made by passing resolutions by a simple majority of the votes cast at the relevant Board meeting (or any reconvened meeting) and each of the Directors present or their alternates shall have one vote, provided that a resolution will only be passed if more votes are cast for it than against it. In the case of an equality of votes, no person (including the chairperson) shall have a second or casting vote and the resolution shall not be passed. A written resolution signed by all of the Directors entitled to vote thereon shall be as valid and effectual as a resolution duly passed at a meeting of the Board and may consist of several documents in the like form, each signed by one or more Directors;

3.2.12	the chairperson of meetings of the Board and of meetings of the Company will be as determined by Majority Shareholder Approval. The chairperson will not have a casting vote. If the chairperson is not present at a Board meeting, the Directors present shall appoint any Majority Nominee Director to chair the meeting;

3.2.13	the Board shall meet regularly and at least four (4) times a year. Subject to Clause 3.2.14, at least ten (10) Business Days’ notice of each Board meeting shall be given to the Directors. As soon as practicable after any Board meeting, certified copies of all minutes and records relating thereto shall be delivered to each of the Directors. Unless the Board resolves otherwise by Super Majority Board Approval, there shall be a standing item on the agenda of each meeting of the Board to discuss any material updates, communications or enquiries with (or from) any Governmental Authority of the United Republic of Tanzania that specifically concern the Project (including, without limitation, any scheduled meetings or conference calls with any such Governmental Authority due to take place before the next scheduled meeting of the Board and any relevant attendees of the Board for any such meetings); and

3.2.14	meetings of the Board may be held on less than ten (10) Business Days’ notice where:

(i)	such notice period is shortened or waived by Super Majority Board Approval; or

(ii)	the chairperson determines in good faith that a Board meeting (including any reconvened meeting pursuant to Clause 3.2.7) is required to be held without delay to prevent any material impact on the Group or for other bona fide emergency purposes (including, but not limited to, matters giving rise to an Emergency Shareholder Funding situation or otherwise impending serious regulatory compliance matters or other bona fide emergency matters), and each Director shall be given notice of such Board meeting (or reconvened meeting), and the notice period shall be such period as the chairperson determines (acting reasonably and in good faith) is reasonable in the circumstances.

3.3	Any Shareholder whose appointee is removed (or is required to be removed) from office under Clause 3.2.4 or under the Constitution shall indemnify each other Shareholder and the Company against any claim from such Director, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of the removal from office of that Director, save to the extent that the costs, losses or expenses of such other Shareholder or the Company arise from the fraud, gross negligence or wilful default of itself or the Company or any of the Directors (other than the Director being removed).

3.4	Notwithstanding any other provision of this Agreement, the Company may remove any Director:

3.4.1	in accordance with the Constitution; and

3.4.2	if such Director would not be eligible for appointment under Clause 3.2.5 were such Director to be proposed for appointment to the Board,

and the Company shall give notice of the removal of any Director under this Clause 3.4 to the Shareholders, and the Shareholder entitled to appoint any Director removed under this Clause 3.4 shall be entitled to appoint a replacement Director to take such removed Director’s place.

3.5	The parties agree that any Director who incurs expenses in fulfilling their duties as a Director shall be entitled to have such reasonable expenses reimbursed by the Company. Otherwise, the Directors shall not be entitled to receive any remuneration by way of salary, commission, fees or otherwise in relation to the performance of their duties as Directors.

3.6	The bankers to the Company shall be as determined by the Board and, except as otherwise determined by the Board, any Majority Nominee Directors shall be authorised to operate such account.

3.7	The financial year end of the Company shall be as determined by the Board.

3.8	The Company shall recruit and employ such staff as the Board from time to time considers necessary for the proper conduct of the Business.

3.9	To the extent that any approval of the Shareholders is required under this Agreement, such approval may be obtained without the calling of or the approval of a formal resolution at a meeting of Shareholders if such approval is not required at Law or by the Constitution of the Company to be presented for approval at a meeting of Shareholders.

3.10	Unless the Board resolves otherwise by Super Majority Board Approval, where any material scheduled meetings or conference calls with any representative of the Presidential Office or other minister of the Government of the United Republic of Tanzania (and which senior representatives from the BHP Group who are not involved in the day-to-day affairs of the Group plan to attend) are not discussed in advance at a Board meeting in accordance with Clause 3.2.13, the Company shall, where reasonably practicable and legally permissible and solely to the extent that the same would not directly contradict any request from any Governmental Authority or any public official thereof, give each Minority Nominee Director appointed by Lifezone reasonable advance notice of, and consult reasonably with the Minority Nominee Directors appointed by Lifezone in respect of, any such proposed scheduled meetings or conference calls and otherwise use commercially reasonable endeavours to allow one or more Minority Nominee Directors appointed by Lifezone to participate (whether in person or via telephone, video or conference call) for the duration thereof.

4	Financing

4.1	Save as set out in this Agreement, no Shareholder will be obliged to contribute further funds to the Group, whether by way of subscription, loan, the provision of guarantees or security or otherwise.

4.2	Where necessary and to the extent feasible, the funding of the Group may be satisfied from loans made by financial institutions or one or more Shareholders on commercial terms (which, if necessary, will include loans secured against the assets of the Group).

4.3	Subject to Clause 4.4 and unless otherwise agreed by Shareholders holding more than [***] of the voting rights of the Shares, where a loan is proposed to be advanced from any Shareholder or a member of its Shareholder Group to the Company, the Company shall first offer to all the Shareholders (other than any Shareholder who is a Pre-emption Restricted Person) the right to participate in such proposed Shareholder loan in proportion to the aggregate number of Shares held by them at that time on the same terms and pro rata with all other Shareholders (other than any Shareholders who are Pre-emption Restricted Persons) in all respects. Such offer shall be made by notice in writing specifying the maximum amount of the proposed borrowing by the Company and a time, being not less than fifty (50) Business Days (or, for so long as a member of the Lifezone Shareholder Group is a Shareholder, such longer period that the parties may agree in writing from time to time with a view to facilitating the completion of any public fundraising initiated or announced by a member of the Lifezone Shareholder Group during such offer period for the purposes of funding the Lifezone Shareholder Group’s proportion of the proposed Shareholder loan), within which the offer (if not accepted) will be deemed to have been declined. The offer may be accepted in whole or in part. After the expiration of such time, or upon receipt by the Company of an acceptance or refusal (deemed or otherwise) of every offer so made, the Company shall be entitled to enter into one or more Shareholder loans up to the maximum amounts so offered in accordance with this Clause 4.3, but subject always to Clause 4.4.

4.4	Unless otherwise agreed by Shareholders holding more than [***] of the voting rights of the Shares, the Company may not propose a loan to be advanced from Shareholders pursuant to Clause 4.3 if it is proposing to borrow such funds for any purpose that is not in connection with the business purposes of a member of the Group, including, without limitation, development, capital expenditure, operating expenditure, working capital requirements, for any purpose contained in any Annual Budget or business plan approved pursuant to this Schedule 2 (Board Reserved Matters) and/or otherwise in order to satisfy liabilities of the Group (whether actual or contingent).

4.5	Notwithstanding any other provision of this Agreement:

4.5.1	no Shareholder loan may be advanced to the Company from any Pre-emption Restricted Person; and

4.5.2	if the Board reasonably determines by simple majority, acting in good faith and in the proper exercise of their fiduciary duties, that Shareholder loan funding is required on a bona fide emergency basis, including in response to a bona fide emergency where Shareholder loan funding is necessary to prevent insolvency or material loss of value of, or any other bona fide emergency funding situation of, a Group Company (any such Shareholder loan funding being “Emergency Shareholder Funding”), then such Emergency Shareholder Funding may be effected otherwise than in compliance with the procedures set out in Clause 4.3, provided that, within fifteen (15) Business Days following the provision of such Emergency Shareholder Funding, the Company shall procure that each Shareholder (other than any Shareholder who is a Pre-emption Restricted Person) that has not provided Emergency Shareholder Funding shall have the opportunity within not less than fifty (50) Business Days to provide a Shareholder loan up to the amount that it would have been entitled to provide had such Emergency Shareholder Funding been effected in compliance with the procedures set out in Clause 4.3, on the same terms in all respects as the Emergency Shareholder Funding (“Catch-Up Shareholder Funding”) and the Shareholders agree that any such Catch-Up Shareholder Funding that is provided to the Company shall be used by the Company to repay an equivalent portion of the Emergency Shareholder Funding provided to such Group Company prior to the provision of the Catch-Up Shareholder Funding (and if more than one Shareholder has provided Emergency Shareholder Funding, then such repayment shall be made by the Company to each such Shareholder pro rata based on the relevant amounts provided by such Shareholders as part of the Emergency Shareholder Funding).

4.6	If any Shareholder loans are made, interest and capital on all Shareholder loans will be repaid by the relevant Group Company pro rata to the capital amounts outstanding from time to time. To the extent that any Shareholder loan is not repaid pro rata, the Shareholder receiving any amount in excess of the amount to which it is entitled will hold such monies in trust for the other Shareholders, and will make arrangements to pay such monies to the other Shareholders, to ensure that payments are made pro rata.

5	Dividend Policy, Annual Budget and other matters

5.1	The Board of Directors will determine the dividend policy of the Company as a Board Reserved Matter.

5.2	Not less than sixty-five (65) Business Days prior to the commencement of each financial year, the Board shall be presented with a draft Annual Budget for the following financial year.

5.3	If the Board does not approve the draft Annual Budget as a Board Reserved Matter, the Company shall revise the draft (with regard to any comments raised by each of the Directors) and again present it to the Board for approval.

5.4	If the Board still does not approve the draft Annual Budget as a Board Reserved Matter by no later than twenty-one (21) Business Days prior to the commencement of the forthcoming financial year, then if the matter is not resolved as a Deadlock Matter by the Deadlock Appointees within twenty (20) Business Days of being referred to it:

5.4.1	subject to Clause 5.4.2, the most recently approved Annual Budget (as adjusted by applying to it the currency exchange rates and input costs derived from the Group’s records as were applicable on the latest practicable date prior to submission of the revised draft pursuant to Clause 5.3) will continue to be applied by the Company unless and until a new Annual Budget is approved as a Board Reserved Matter in accordance with this Agreement; and

5.4.2	notwithstanding any other provision of this Agreement, and subject to approval by the Board by simple majority as being most likely to promote the success of the Company for the benefit of its members as a whole, the Group may incur such development, capital and/or operating expenditure contained in the revised draft submitted pursuant to Clause 5.3 as shall be required to maintain normal operations, to meet existing contractual obligations (or statutory obligations in connection with the Special Mining Licence and/or any Prospecting Licences), to ensure compliance with Law or any express written request from any Governmental Authority or otherwise reasonably necessary with a view to achieving the schedule of mineral ore to be mined and treated in accordance with the volume, times and processing schedule specified in the Joint Financial Model.

5.5	Notwithstanding the provisions of Clause 3.1.2, none of the following shall constitute a Board Reserved Matter:

5.5.1	any matter, transaction, agreement or arrangement that would otherwise constitute a Board Reserved Matter, but only to the extent it is contained in any Annual Budget previously approved with Super Majority Board Approval;

5.5.2	any act (including expenditure) or omission of any member of the Group required by applicable Law; or

5.5.3	any act (including expenditure) or omission reasonably required to be undertaken in an emergency or disaster situation with the intention of minimising any adverse effect of such situation on the Group (including urgent upgrade or maintenance of plant, machinery, vehicles and other equipment) or to safeguard directors, officers, employees, contractors, other natural persons or the Environment against actual, threatened or potential hazard, danger or harm.

5.6	For so long as BHP holds Shares in the Company, no Group Company shall make or agree to make any charitable or political donations, contributions or similar, without the prior written consent of BHP.

6	Information, accounts, records and standards

6.1	The Board shall procure that proper books of account of the Company are maintained in accordance with generally accepted accounting principles in a form acceptable to the parties (acting reasonably and in good faith). Such books of account shall be open for inspection by the Shareholders at any time and they shall be permitted to take and remove copies thereof.

6.2	Accounts shall be prepared by the Company containing details of all profits and losses made, business undertaken and cash flows arising and assets and liabilities at the end of each financial year. Such accounts shall be made available to the Shareholders within four (4) months of the end of each financial year.

6.3	The Company will prepare and deliver to each Shareholder:

6.3.1	within four (4) months of the end of each financial year, annual unaudited Company and consolidated financial statements in respect of the Company’s Group prepared in accordance with IFRS;

6.3.2	within one hundred and eighty (180) days of the end of each financial year, annual audited Company and consolidated financial statements and disclosures in respect of the Company’s Group prepared in accordance with IFRS, and the report of the independent auditors thereon;

6.3.3	within twenty-five (25) days of the end of each three (3) month period, unaudited consolidated financial statements of the Company’s Group consisting of a consolidated balance sheet, consolidated statement of profit or loss and other comprehensive income and consolidated statement of changes in equity prepared in accordance with IFRS; and

6.3.4	subject to Clause 6.6 and to no loss of legal advice privilege or litigation privilege, any other information in respect of the Company or member of its Group (as applicable):

(i)	reasonably requested by any Shareholder holding at least 10% of the voting rights of the Shares (at such Shareholder’s cost and expense); or

(ii)	reasonably requested by any Shareholder in order to comply with applicable Law, including the rules of any stock exchange on which the shares of a Shareholder or its direct or indirect holding company are listed and/or to manage its tax affairs (at such Shareholder’s cost and expense).

6.4	Upon reasonable written request by any Shareholder holding at least 10% of the voting rights of the Shares, the Company shall, and shall procure that each member of its Group shall, provide to any such Shareholder:

6.4.1	unredacted copies of any reports provided to any Governmental Authority within the United Republic of Tanzania in respect of the Project or the Business;

6.4.2	copies of all minutes of meetings of the board of directors (or any committees thereof) of any Group Company and all resolutions passed by such board of directors (or committees thereof); and

6.4.3	copies of all minutes of meetings of the shareholders of any Group Company and all shareholder resolutions passed in respect of any Group Company,

provided that the obligations of the Company under Clauses 6.4.2 and 6.4.3 shall not extend to allowing access to information: (i) which is information relating to the Group if such information cannot be shared without breaching applicable Law or duties of confidentiality owed by any member of the Group to a third party; (ii) which is privileged information and the sharing of such information would be reasonably likely to lead to a loss of legal advice privilege or litigation privilege; or (iii) to a Shareholder where there has been a bona fide conflict of interest in respect of any representative of that Shareholder that is a director or an observer in respect of information to be provided.

6.5	The Company shall and shall procure that each member of the Group, to the extent permitted by applicable Law, allow any Shareholder and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Group, provided that the obligations of the Company under this Clause 6.5 shall not extend to allowing access to information: (i) which is information relating to the Group if such information cannot be shared without breaching applicable Law or duties of confidentiality owed by any member of the Group to a third party; (ii) which is privileged information and the sharing of such information would be reasonably likely to lead to a loss of legal advice privilege or litigation privilege; or (iii) to a Shareholder where there has been a bona fide conflict of interest in respect of any representative of that Shareholder that is a director or an observer in respect of information being requested by that Shareholder.

6.6	The Board may restrict the access of Shareholders to information where such access would:

6.6.1	involve a breach of applicable Law or of a confidentiality or other contractual undertaking by which the relevant Group Company is bound; or

6.6.2	prejudice the interests of the Group because there is a risk of a material conflict of interest between the Group and the relevant Shareholder concerned.

7	Guarantees given by the Shareholders

7.1	No Shareholder will be obliged to provide any guarantee, indemnity or covenant on behalf of any Group Company. As at [day] [month] [year], there are no Guarantees given by any Shareholder.

7.2	Neither Lifezone nor any director have provided any guarantee, indemnity or covenant on behalf of any Group Company.

7.3	The aggregate amount of any liability, including any legal and other costs, arising under guarantees, indemnities and covenants given at any time during the term of this Agreement by the Shareholders (or any of them), whether jointly or severally, to secure the indebtedness or obligations of any Group Company for the proper purposes of the Business, as varied, extended or renewed from time to time, shall be borne by the Shareholders in proportion to the percentage of their respective shareholdings in the Company, provided that each Shareholder shall have no liability under this Clause 7.3 unless its written consent (not to be unreasonably withheld or delayed) was obtained prior to the relevant Shareholders (or any of them) entering into, granting, varying, extending and/or renewing any such Guarantees to secure the indebtedness or obligations of any Group Company for the proper purposes of the Business. In the event that a Shareholder does not give written consent to any relevant Guarantee, the aggregate amount of any liability in respect of such Guarantee shall be borne by the remaining Shareholder(s) in proportion to the percentage of its (or their) respective shareholdings in the Company (excluding, for these purposes, any Shares held by any Shareholder who has not given consent).

7.4	Where one of the Shareholders has made any payment or provided other consideration either:

7.4.1	in consequence of any order made or judgment given by a court of competent jurisdiction in any action brought to enforce any Guarantee; or

7.4.2	in bona fide satisfaction or compromise of any demand made on the Shareholders (or any of them) under any Guarantee (including a payment into court which has been accepted),

and the amount of the payment or value of the consideration exceeds or would exceed in amount that Shareholder’s share of the sum for which the order has been made or judgment has been entered or the claim satisfied or compromised (as the case may be) as determined in the proportions referred to in Clause 7.3, the other Shareholders shall contribute, in proportion to the percentage of their respective shareholdings in the Company, an amount equal to the excess irrespective of whether or not, in the case of a bona fide settlement or compromise, it was well-founded in Law, but subject always (in the case of each shareholder) to such Shareholder’s prior written consent having been obtained in accordance with Clause 7.3. If such a judgment is varied or reversed on appeal, the Shareholders shall make such payments as will result in the amount of the final judgment and costs being shared in the proportions referred to in Clause 7.3. No payment shall be made by any Shareholder in satisfaction or compromise of any demand and no steps shall be taken to appeal against any judgment or to recover from the Company (whether by right of indemnity or subrogation or otherwise) any sum of money paid to a claimant under any of the Guarantees, without prior consultation with the other Shareholders.

7.5	If at any time after one Shareholder recovers all or part of any sum of money or other consideration paid or provided to a claimant under any of the Guarantees, whether by right of indemnity or subrogation against the Company or by obtaining final judgment against the claimant in any action relating to any of the Guarantees or in any other way, the sum recovered (including any award for costs) shall be apportioned between the Shareholders so that the net cost is shared between them in the proportions referred to in Clause 7.3 and any payments which accordingly have to be made shall be effected as soon as is practicable.

7.6	No Shareholder shall take or receive from the Company or any other person any security in connection with the Guarantees without the prior written consent of the other Shareholders. Any security taken or received (or any sum of money received in respect of it) shall be held by the relevant Shareholder as trustee for all Shareholders so that they shall share the benefit of it in the agreed proportions.

7.7	Each Shareholder shall, upon request from time to time by any other Shareholder, provide such evidence as may be reasonably required to establish that it has sufficient financial resources to meet its due proportion of any actual or contingent liability under the Guarantees or under the provisions of this Clause 7.

8	Transfer of Shares

8.1	Subject to Clause 8.2 and Clause 9, no Shareholder shall Transfer their Shares to any proposed Transferee unless such proposed Transferee first undertakes, by execution of a deed of adherence substantially in the form attached as Schedule 3 (Deed of Adherence), to be bound by all of the relevant terms and conditions of this Agreement which apply to such Shareholder and provides any KYC Information reasonably requested by any Shareholder. The provisions of this Clause 8.1 shall not apply if the Transferee acquires all of the issued Shares.

8.2	Notwithstanding Clause 8.1, no Shareholder shall Transfer their Shares (whether in whole or in part) to any Pre-emption Restricted Person.

9	Prohibited Transfers

9.1	Any person who holds, or becomes entitled to, any Share shall not effect a Transfer of such Shares except a Transfer in accordance with Clause 10, Clause 12, Clause 13, Clause 14 or Clause 15, and provided further that no Transfer of Shares may be made to any Pre-emption Restricted Person under any circumstances (regardless of whether such Transfer would otherwise comply with Clause 10 or Clauses 12 to 15 (inclusive)).

9.2	For the purpose of ensuring compliance with this Clause 9, the Company may require any Shareholder to procure that (i) he/she/it or (ii) such other person as is reasonably believed to have information and/or evidence relevant to such purpose provides to the Company any information and/or evidence relevant to such purpose and failing such information and/or evidence being provided the Board may notify the relevant Shareholder (for the purposes of this Clause 9, the “Defaulting Shareholder”) that a breach of the Transfer provisions of this Agreement is deemed to have occurred, whereupon:

9.2.1	the Company shall refuse to register any Transfer of the Relevant Shares;

9.2.2	the Relevant Shares shall cease to confer on the holder thereof (or any proxy thereof) any rights:

(i)	to vote (whether on a show of hands or on a poll and whether exercisable at a general meeting of the Company or at a separate meeting of the class in question); or

(ii)	to receive dividends or other distributions (other than the issue price of the Relevant Shares upon a return of capital),

otherwise attaching to the Relevant Shares or to any further Shares issued pursuant to the exercise of a right attaching to the Relevant Shares or in pursuance of an offer made to the relevant holder; and

9.2.3	the Defaulting Shareholder may be required at any time following such notice to Transfer (or procure the Transfer of) some or all of the Relevant Shares in accordance with Clause 15.

The rights referred to in Clause 9.2.2 may be reinstated by the Board or, if earlier, upon the completion of the Transfer of the Relevant Shares as contemplated by Clause 9.2.3. The expression “Relevant Shares” shall mean the Shares which the Defaulting Shareholder holds or to which he/she/it is entitled and any Shares formerly held by him/her/it which have been transferred in breach of Clause 9.1.

9.3	Each Shareholder hereby irrevocably appoints the Company as its attorney (with the power to appoint any member of the Board as a substitute and to delegate to that substitute all or any powers hereby conferred, other than this power of substitution, as if he/she/it had been originally appointed by this power of attorney) to give effect to the provisions of this Clause 9.

10	Permitted Transfers

10.1	Notwithstanding the provisions of Clause 9 (but provided always that no Transfer may be made to any person that is a Pre-emption Restricted Person):

10.1.1	the Company shall be permitted at any time, in accordance with the Act and these Articles, to acquire Shares held by any Shareholder as agreed between the Company and such Shareholder from time to time (including any Shares acquired from BHP following service of a Compliance Notice); and

10.1.2	in relation to Permitted Transferees, the following provisions shall apply:

(i)	subject to first having complied with Clause 8.1, the Original Holder may transfer full legal and beneficial ownership and title of all (but not less than all) of its Shares to any Permitted Transferee;

(ii)	subject to first having complied with Clause 8.1, a Permitted Transferee may subsequently transfer full legal and beneficial ownership and title of all (but not less than all) of its Shares to another Permitted Transferee of the Original Holder;

(iii)	if a Shareholder would cease to be a Permitted Transferee of the Original Holder, such Shareholder shall: (x) Transfer full legal and beneficial ownership and title of all of the Shares it holds to the Original Holder (or another Permitted Transferee of the Original Holder) prior to ceasing to be a Permitted Transferee of the Original Holder; and (y) ensure compliance with the requirements of Clause 8.1 in respect of any such Transfer of Shares; and

(iv)	for the purposes of this Agreement, an “Original Holder” shall mean a Shareholder effecting the first Transfer of any Share to a Permitted Transferee of such Shareholder as at the time immediately prior to such Transfer.

10.2	Following a Compliance Event, and for so long as it holds Shares in the Company:

10.2.1	BHP has the option (but not the obligation) of giving a notice to the Company and/or Lifezone (the “Compliance Notice”) within thirty (30) Business Days of receiving notification of a Compliance Event or of becoming aware of a Compliance Event, whichever is the earlier; and

10.2.2	BHP shall at any time be entitled to sell or gift and Transfer all (or some) of the Shares held by BHP to any third party (other than a Restricted Person).

10.3	The Compliance Notice shall specify if the Company and/or Lifezone is to purchase all (or some) of the Shares held by BHP for £1.00 or to accept a gift of all (or some) of the Shares held by BHP for nil consideration. For the avoidance of doubt, service of a Compliance Notice by BHP shall be without prejudice to any other right, power, privilege or remedy that BHP may have under this Agreement or otherwise (which shall be reserved in full).

10.4	Subject to compliance with applicable Law (including Anti-Corruption Laws and Sanctions Laws), the Compliance Notice shall be irrevocable and, notwithstanding the provisions of Clause 9, shall bind the relevant parties to effect the purchase or gift of Shares specified in the Compliance Notice and the Company and/or Lifezone shall purchase (or accept the gift of) any Shares held by BHP as specified in the Compliance Notice (and shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the purchase or gift of the Shares held by BHP) as soon as reasonably practicable (and by no later than ten (10) Business Days following the date of receipt of the Compliance Notice).

10.5	For the avoidance of doubt, the parties agree that the provisions of Clauses 12 and 13 shall not apply to any Transfer of Shares by BHP to:

10.5.1	the Company and/or Lifezone in connection with the service of a Compliance Notice; and/or

10.5.2	any third-party pursuant to Clause 10.2.2.

10.6	Subject to Clause 9.2, the Company shall be obliged to register any Transfer made pursuant to the above provisions. In the event of a gift or purchase of Shares following receipt of a Compliance Notice, the Company shall register any Transfer or gift of Shares as soon as reasonably practicable (and by no later than ten (10) Business Days following the date of receipt of the Compliance Notice).

11	Pre-emption on issue

11.1	Subject to Clause 11.2 and unless otherwise agreed by Shareholders holding more than 90% of the voting rights of the Shares, all Shares which the Company proposes to allot shall first be offered for subscription to the Shareholders (other than any Shareholder who is a Pre-emption Restricted Person) in proportion to the aggregate number of Shares held by them (excluding any Shareholder who is a Pre-emption Restricted Person) at that time pari passu and pro rata in all respects. Such offer shall be made by notice in writing specifying the maximum number of Shares to which the relevant holder is entitled and a time, being not less than fifty (50) Business Days (or, for so long as a member of the Lifezone Shareholder Group is a Shareholder, such longer period that the parties may agree in writing from time to time with a view to facilitating the completion of any public fundraising initiated or announced by a member of the Lifezone Shareholder Group during such offer period for the purposes of funding the Lifezone Shareholder Group’s proportion of the proposed Shareholder loan), within which the offer (if not accepted) will be deemed to have been declined. The offer may be accepted in whole or in part. After the expiration of such time, or upon receipt by the Company of an acceptance or refusal of every offer so made, the Board shall be entitled to allot and issue Shares up to the maximum amount so offered in accordance with this Clause 11.1, but subject always to Clauses 11.4 and 11.5.

11.2	Unless otherwise agreed by Shareholders holding more than 90% of the voting rights of the Shares, the Company may not propose an allotment of Shares to Shareholders pursuant to Clause 11.1 if it is proposing to raise such funds for any purpose that is not in connection with the business purposes of a member of the Group, including, without limitation, development, capital expenditure, operating expenditure, working capital requirements, for any purpose contained in any Annual Budget or business plan approved pursuant to this Schedule 2 (Board Reserved Matters) and/or otherwise in order to satisfy liabilities of the Group (whether actual or contingent).

11.3	Sections 561(1) and 562(1) to (5) (inclusive) of the Act shall not apply to an allotment of Shares made by the Company.

11.4	It shall be a condition precedent of the completion of any allotment of Shares that the relevant allottee first undertakes, by execution of a deed of adherence substantially in the form attached as Schedule 3 (Deed of Adherence), to be bound by all of the relevant terms and conditions of this Agreement unless it is already bound by all of the relevant terms and conditions of this Agreement.

11.5	Notwithstanding any other provision of this Agreement, no Shares may be issued by the Company to any person that is a Pre-emption Restricted Person.

12	Pre-emption on sale or Transfer

12.1	Subject always to Clause 8.2, and save in respect of any Transfer of Shares to a Permitted Transferee pursuant to Clause 10 or a Transfer of Shares permitted in accordance with Clauses 13 to 15 (inclusive) and subject to compliance at all times with the provisions thereof, no Shareholder may Transfer or agree to Transfer any of its Shares without first giving notice in writing of the wish of such Shareholder (the “Vendor”) to the Company (the “Transfer Notice”).

12.2	Each Transfer Notice shall:

12.2.1	relate to Shares owned by the Vendor (the “Sale Shares”);

12.2.2	specify the third party to whom the Vendor wishes to Transfer the Sale Shares (the “Pre-emption Buyer”)

12.2.3	specify the price per Share (the “Sale Price”) offered by the Pre-emption Buyer and any other material terms applicable to such intended Transfer (including the intended completion date of the Transfer of the Sale Shares and any Permitted Regulatory Conditions);

12.2.4	be deemed to constitute the Company as the Vendor’s agent for the sale of the Sale Shares at the Sale Price in the manner prescribed by this Clause 12; and

12.2.5	not be varied or cancelled without the consent of the Shareholders.

12.3	The Company shall, within ten (10) days of receipt of a Transfer Notice, offer for purchase at the Sale Price the Sale Shares, by notice in writing to the other Shareholders (other than any Shareholder who is a Pre-emption Restricted Person) pari passu and pro rata (the “Pre-emption Notice”) and invite the other such Shareholders to state within fourteen (14) days of the date of despatch of the Pre-emption Notice whether they are willing to purchase all or some of the Sale Shares.

12.4	If any other Shareholder(s) entitled to receive a Pre-emption Notice shall, within fourteen (14) days of the date of despatch of the Pre-emption Notice, apply for some or all of the Sale Shares, the Company shall allocate such Sale Shares to any such Shareholder(s). If none or some only of the Sale Shares are so allocated, the remaining provisions of this Clause 12 shall have effect as if references to Sale Shares shall mean those not allocated in accordance with this Clause 12.

12.5	An allocation of Sale Shares made by the Company pursuant to Clause 12.4 shall constitute the acceptance by the person to whom they are allocated of the offer to purchase those Sale Shares on the terms offered to them except for any Permitted Regulatory Conditions in respect of the Shareholder accepting the offer of the Sale Shares in the Pre-emption Notice.

12.6	The Company shall forthwith upon allocating any Sale Shares, give notice in writing (a “Sale Notice”) to the Vendor and to the other Shareholders of the allocation and the aggregate price payable therefor. Completion of the sale and purchase of the Sale Shares in accordance with the Sale Notice shall take place on a date specified by the Vendor to the other Shareholders, which shall be within fourteen (14) days of the date of the Sale Notice, provided that, if any of the Permitted Regulatory Conditions in respect of any Shareholder who has accepted the offer contained in the Pre-emption Notice are not met prior to such date, such date shall be adjusted in respect of such Shareholder so as to in any event be no earlier than ten (10) Business Days after satisfaction of such Permitted Regulatory Conditions.

12.7	For the avoidance of doubt, following the operation of the provisions of this Clause 12, the Vendor shall be at liberty to Transfer such Shares to the relevant third party for no less than the Sale Price and otherwise on the terms specified in the Transfer Notice, if:

12.7.1	the other Shareholders do not apply for the remaining Sale Shares in accordance with Clause 12.4 within fourteen (14) days following the expiry of the fourteen (14) day period referred to in Clause 12.4; or

12.7.2	any other Shareholder fails to pay the aggregate purchase price payable therefor on completion.

12.8	The provisions of this Clause 12 shall not apply to any permitted Transfer pursuant to Clause 10.

13	Tag-along rights

13.1	The provisions of Clauses 13.2 to 13.5 inclusive shall apply if, in one or a series of related transactions, one or more members (each a “Seller”) proposes to Transfer any Shares (“Proposed Transfer”) which would, if carried out, result in any person (the “Buyer”), and any person acting in concert with the Buyer (acting in concert being construed in these articles in accordance with the City Code on Takeovers and Mergers), acquiring (whether directly or indirectly) interests in more than [***] of the voting rights of the Shares.

13.2	Subject to having previously complied in full with the provisions of Clause 12 and before making a Proposed Transfer, a Seller shall procure that the Buyer makes an offer (the “Offer”) to:

13.2.1	all the other members to purchase all of the Shares held by them;

13.2.2	all the holders of any existing options or warrants to acquire Shares (granted by the Company or under any Share option or warrant arrangements established by the Company) that are already capable of exercise or that are expected to become capable of exercise before the Proposed Transfer, to purchase any Shares acquired on the exercise of options or warrants at any time before the Proposed Transfer; and

13.2.3	all the holders of any securities of the Company that are convertible into Shares (the “Convertible Securities”), to purchase any Shares arising from the conversion of such Convertible Securities at any time before the Proposed Transfer, for a consideration in cash per Share that is at least equal to the highest price per Share offered or paid by the Buyer, or any person acting in concert with the Buyer, in the Proposed Transfer or in any related previous transaction in the twelve (12) months preceding the date of the Proposed Transfer.

13.3	The Offer shall be given by written notice (the “Offer Notice”) at least twenty (20) Business Days (the “Offer Period”) before the proposed sale date (the “Sale Date”). To the extent not described in any accompanying documents, the Offer Notice shall set out:

13.3.1	the identity of the Buyer;

13.3.2	the purchase price and other terms and conditions of payment;

13.3.3	the Sale Date; and

13.3.4	the number of Shares proposed to be purchased by the Buyer (the “Offer Shares”).

13.4	If the Buyer fails to make the Offer to all of the persons listed in Clause 13.2 in accordance with Clause 13.1 and Clause 13.3, the Seller shall not be entitled to complete the Proposed Transfer and the Company shall not register any Transfer of Shares effected in accordance with the Proposed Transfer.

13.5	If the Offer is accepted by any member (“Accepting Shareholder”) within the Offer Period, the completion of the Proposed Transfer shall be conditional on completion of the purchase of all the Offer Shares held by Accepting Shareholders.

13.6	The provisions of this Clause 13 shall not apply to any permitted Transfer pursuant to Clause 10.

14	Drag-along rights

14.1	Subject to having previously complied in full with the provisions of Clauses 12 and 13, if one or more Shareholders holding in aggregate [***] or more of the voting rights of the Shares in issue for the time being (the “Selling Shareholder(s)”) wish to Transfer all of their interests in such Shares (the “Dragging Shares”) to a bona fide unconnected purchaser (other than a Restricted Person) on arm’s length terms and for commercially reasonable consideration (the “Proposed Buyer”), the Selling Shareholder(s) may require all other members (the “Called Shareholders”) to sell and Transfer all their Shares to the Proposed Buyer (or as the Proposed Buyer directs, provided that such direction does not relate to a Restricted Person) in accordance with the provisions of this Clause 14 (the “Drag Along Option”).

14.2	The Selling Shareholder(s) may exercise the Drag Along Option by giving written notice to that effect (the “Drag Along Notice”) at any time before the completion of the Transfer of the Dragging Shares to the Proposed Buyer. The Drag Along Notice shall specify:

14.2.1	that the Called Shareholders are required to Transfer all their Shares (“Called Shares”) pursuant to this Clause 14;

14.2.2	the person to whom the Called Shares are to be Transferred;

14.2.3	the consideration payable for the Called Shares, which shall, for each Called Share, be an amount at least equal to the price per Share offered by the Proposed Buyer for the Dragging Shares; and

14.2.4	the proposed date of the Transfer.

14.3	Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Selling Shareholder(s) has/have not sold the Dragging Shares to the Proposed Buyer within thirty (30) Business Days of serving the Drag Along Notice. The Selling Shareholder(s) may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

14.4	No Drag Along Notice shall require a Called Shareholder to agree to any terms except: (i) those specifically set out in this Clause 14; and (ii) on a several basis, the same representations and warranties as to title to the Called Shares, capacity, authority and such Called Shareholder’s compliance with Anti-Corruption Laws and Sanctions Laws as the Selling Shareholder(s) provide(s) to the Proposed Buyer.

14.5	Completion of the sale of the Called Shares shall take place on the Completion Date. “Completion Date” means the date of completion of the sale of the Dragging Shares unless:

14.5.1	all of the Called Shareholders and the Selling Shareholder(s) agree otherwise, in which case the Completion Date shall be the date agreed in writing by all of the Called Shareholders and the Selling Shareholder(s); or

14.5.2	that date is less than fourteen (14) Business Days after the date on which the Drag Along Notice is served, in which case the Completion Date shall be the 14th Business Day after service of the Drag Along Notice, provided that, if any of the Permitted Regulatory Conditions in respect of any Called Shareholder are not met prior to such date, such date shall be adjusted in respect of such Called Shareholder so as to in any event be no earlier than ten (10) Business Days after satisfaction of such Permitted Regulatory Conditions, and provided further that the Selling Shareholder(s) and the Company shall ensure that no Called Shareholder shall complete the sale of its Called Shares unless the sale of the Dragging Shares by the Selling Shareholder(s) to the Proposed Buyer has occurred prior to completion of the sale of any Called Shares and the Proposed Buyer has put the Company in the requisite funds in respect of such Called Shares prior to the completion of the sale of such Called Shares.

14.6	On or before the Completion Date, the Called Shareholders shall deliver stock transfer forms for the Called Shares, together with the relevant share certificates (or a suitable indemnity for any lost share certificates) to the Company. On the Completion Date, the Company shall pay the Called Shareholders, on behalf of the Proposed Buyer, the amounts they are due for their Shares pursuant to Clause 14.2.3 to the extent that the Proposed Buyer has put the Company in the requisite funds. The Company’s receipt for the price shall be a good discharge to the Proposed Buyer. The Company shall hold the amounts due to the Called Shareholders pursuant to Clause 14.2.3 in trust for the Called Shareholders without any obligation to pay interest.

14.7	To the extent that the Proposed Buyer has not, on the Completion Date, put the Company in funds to pay the consideration due pursuant to Clause 14.2.3, the Called Shareholders shall be entitled to the return of the stock transfer forms and share certificates (or suitable indemnity) for the relevant Called Shares and the Called Shareholders shall have no further rights or obligations under this Clause 14 in respect of their Called Shares.

14.8	If any Called Shareholder does not, on or before the Completion Date, execute and deliver (in accordance with Clause 14.6) duly executed transfer(s) in respect of all of the Called Shares held by it, each defaulting Called Shareholder shall be deemed to have irrevocably appointed any person nominated for the purpose by the Selling Shareholder(s) to be its agent and attorney to execute all necessary transfer(s) and give any representations and warranties permitted under Clause 14.4 on its behalf, against receipt by the Company (on trust for such holder) of the consideration payable for the Called Shares, to deliver such transfer(s) to the Proposed Buyer (or as it may direct) as the holder thereof. After the Proposed Buyer (or its nominee) has been registered as the holder, the validity of such proceedings shall not be questioned by any such person. Failure to produce a share certificate shall not impede the registration of Shares under this Clause 14.

14.9	Following the issue of a Drag Along Notice, upon any person exercising a pre-existing option to acquire Shares in the Company or exercising a conversion right in respect of any convertible security of the Company (a “New Shareholder”), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice. The New Shareholder shall then be bound to sell and transfer all Shares acquired by it to the Proposed Buyer (or as the Proposed Buyer may direct) and the provisions of this Clause 14 shall apply with the necessary changes to the New Shareholder, except that completion of the sale of the Shares shall take place on the Completion Date or immediately upon the New Shareholder becoming a member of the Company, if later.

15	Events of Default and Significant Transactions

15.1	An “Event of Default” occurs in relation to a Shareholder if:

15.1.1	a Shareholder Transfers any of its Shares other than as permitted by this Agreement;

15.1.2	a Shareholder fails to Transfer its Shares to the Original Holder or a Permitted Transferee of the Original Holder in the circumstances required under Clause 10.1.2(iii);

15.1.3	a breach of the Transfer provisions is deemed to have occurred in respect of a Defaulting Shareholder pursuant to Clause 9.2; or

15.1.4	an Insolvency Event occurs in relation to a Shareholder or any of its parent undertakings.

15.2	If an Event of Default occurs, the Shareholder which is the subject of that Event of Default (the “Affected Shareholder”) shall notify any Shareholder(s) that is/are not Associates of the Affected Shareholder (the “Non-affected Shareholder(s)”) of the occurrence of that Event of Default as soon as reasonably practicable and in any event within three (3) Business Days of such occurrence.

15.3	Following an Event of Default, each Non-affected Shareholder has the option of giving a notice to the Affected Shareholder and any other Non-affected Shareholders (the “Valuation Notice”) within twenty (20) Business Days of receiving notification of an Event of Default or of becoming aware of an Event of Default, whichever is the earlier.

15.4	Following service of a valid Valuation Notice, the value of all of the Shares held by the Affected Shareholder and its Associates (the “Open Market Value”) shall be determined as follows:

15.4.1	the Affected Shareholder and any Non-affected Shareholder(s) shall have twenty (20) Business Days from the date of the relevant Valuation Notice to come to an agreement on the Open Market Value;

15.4.2	if the Affected Shareholder and any Non-affected Shareholder(s) are unable to reach an agreement on the Open Market Value within the time specified in Clause 15.4.1 above, they shall appoint the corporate finance team of a Relevant Firm (which may be the Company’s auditors) (the “Valuer”) to value the relevant Securities;

15.4.3	if the Affected Shareholder and any Non-affected Shareholder(s) cannot agree on a Relevant Firm in accordance with Clause 15.4.2 within ten (10) Business Days, the Valuer shall be appointed by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals at the request of the Affected Shareholder or any Non-affected Shareholder;

15.4.4	the Valuer shall determine the Open Market Value of all of the Shares held by the Affected Shareholder and its Associates using the method of valuation set out in Clauses 15.5 and 15.6 within thirty (30) Business Days of its appointment, and shall notify the Shareholders of its determination within five (5) Business Days of the same. The fees of the Valuer shall be borne by the Affected Shareholder;

15.4.5	the Valuer shall act as an expert and not as an arbitrator and its determination shall be final and binding on the parties (save in the event of manifest error, in which case the determination shall be void and shall be remitted to the Valuer for correction); and

15.4.6	the Company shall ensure that the Valuer has such access to the accounting records and other relevant documents of the Company and any Group Company as it may reasonably require, subject to the professional confidentiality obligations of the Valuer.

15.5	The Open Market Value as at the date of the relevant Valuation Notice shall be determined on the following assumptions and bases:

15.5.1	valuing the relevant Shares on the basis of an arm’s length sale between a willing seller and a willing buyer who are each acting knowledgeably, prudently and without compulsion;

15.5.2	if the Group is then carrying on business as a going concern, on the assumption that it shall continue to do so; and

15.5.3	that the relevant Shares are capable of being Transferred without restriction.

15.6	The Valuer shall be entitled to make the following adjustments:

15.6.1	it may determine the Open Market Value to reflect any other factors which it reasonably believes should be taken into account; and

15.6.2	if it encounters any difficulty in applying any of the assumptions or bases set out in Clause 15.5, then it shall resolve that difficulty in such manner as it shall in its absolute discretion think fit.

15.7	No later than 23:59 (London time) on the date falling ninety (90) calendar days after the date on which the Open Market Value is agreed by the relevant parties pursuant to Clause 15.4.1 or the date on which the Valuer notifies the parties of the Open Market Value pursuant to Clause 15.4.4 (as the case may be) (the “Election Deadline”), any Non-affected Shareholder may give a notice to the Affected Shareholder and any other Non-affected Shareholder(s) requiring the Affected Shareholder to sell, or procure the sale of, all of the Shares held by the Affected Shareholder and its Associates to the Non-affected Shareholder(s) who wish to participate at an aggregate price equal to the Open Market Value of the Shares (each a “Trigger Notice”). In the event that more than one Non-affected Shareholder gives a Trigger Notice before the Election Deadline (each, an “Electing Non-affected Shareholder”), the Shares to be sold by the Affected Shareholder and its Associates shall be allocated between the Electing Non-affected Shareholder(s) who have given a valid Trigger Notice in accordance with their Electing Non-affected Shareholder Proportions.

15.8	The Trigger Notice shall be irrevocable, shall be to acquire all of the Shares held by the Affected Shareholder and its Associates (subject to any reduction required pursuant to Clause 15.7 in the event that more than one Non-affected Shareholder gives a Trigger Notice), and shall bind the party giving the Trigger Notice (and the Affected Shareholder and its Associates) to effect the sale or purchase of the relevant Shares.

15.9	In respect of any Trigger Notice, the sale and purchase of any Shares thereunder shall be made on the following terms:

15.9.1	the relevant parties shall have the right to require the addition of any necessary Permitted Regulatory Conditions and each relevant party shall use all commercially reasonable endeavours to ensure the satisfaction of any Permitted Regulatory Condition applying to it as soon as possible;

15.9.2	if any of the Permitted Regulatory Conditions are not satisfied or waived twelve (12) calendar months after the date of the Trigger Notice, then the Trigger Notice shall lapse and none of the relevant parties shall be bound by such Trigger Notice;

15.9.3	any Transfer shall be for the full legal and beneficial ownership and title of the Shares that are subject to the Trigger Notice free from any Encumbrance;

15.9.4	completion of the Transfer of the Shares that are subject to the Trigger Notice shall take place ten (10) Business Days after the date of the Trigger Notice or the date of satisfaction or waiver of all Permitted Regulatory Conditions (whichever is the later) (the “Transfer Date”) and at such reasonable time and place as the parties bound by such Trigger Notice shall agree or, failing which, at 5.00 p.m. (London time) at the registered office of the Company;

15.9.5	on or before the Transfer Date, the Affected Shareholder and its Associates shall deliver to the Non-affected Shareholder duly executed instruments of transfer and any relevant share certificates (or an express indemnity in a form satisfactory to the Non-affected Shareholder in the case of any certificate found to be missing) in each case in respect of the Shares that are the subject of the Trigger Notice; and

15.9.6	against delivery of the documents referred to in Clause 15.9.5 above, the Non-affected Shareholder shall pay the purchase money due for the Shares that are the subject of the Trigger Notice to the Affected Shareholder by telegraphic transfer to its nominated bank account by 5.00 p.m. (London time) on the Transfer Date.

15.10	Upon an Insolvency Event occurring, a Trigger Notice being served or a Shareholder becoming a Sanctioned Party, unless and until otherwise agreed by the Non-affected Shareholder(s) or the Shareholder(s) who are not Sanctioned Parties:

15.10.1	the Affected Shareholder and its Associates (or the Sanctioned Party and its Associates) shall not exercise any of its (or their) powers or rights in relation to the management of the Company under this Agreement, the Constitution or otherwise or be entitled, or required, to vote on any Shareholder Reserved Matter or to have its (or their) Shares taken into account in establishing whether any shareholder resolution (including any Shareholder Reserved Matter) has been passed (and references to Shares in the definitions of “Shareholder Majority” and “Shareholder Super Majority” shall be deemed to exclude any of its (or their) Shares);

15.10.2	in respect of the Affected Shareholder becoming a Sanctioned Party and/or a Trigger Notice being served (unless such Trigger Notice has been served pursuant to Clause 15.1.4 only), the Affected Shareholder and its Associates (or the Sanctioned Party and its Associates) shall not exercise or enjoy any of its (or their) powers or rights in relation to the participation in the profits of the Company under this Agreement, the Constitution or otherwise; and

15.10.3	the Directors nominated for appointment by the Affected Shareholder (or its predecessor in title), the Sanctioned Party, or any Associates of the Affected Shareholder or the Sanctioned Party, shall not:

(i)	be entitled or required to vote at any Board meeting or on any written resolution of the Board or on any Board Reserved Matter or to have their votes taken into account to establish whether any such votes have been passed and (in any case where the Minority Shareholder is the Affected Shareholder or becomes a Sanctioned Party) any Board Reserved Matters shall not require Super Majority Board Approval to be approved and can instead be passed by approval of the Board by simple majority;

(ii)	be required to attend any meeting of the Directors in order to constitute a quorum;

(iii)	be entitled to receive or request any information from the Company; or

(iv)	be permitted to conduct business on behalf of the Company or make any filing or registration as a Director of the Company (including registering or approving the registration of any transfer of a Share).

15.11	Each Shareholder waives its rights contained in Clauses 12 and 13 of this Agreement and the Constitution to the extent necessary to give effect to any Transfer of Shares in connection with a Trigger Notice pursuant to this Clause 15.

15.12	If a Shareholder commits a breach of this Agreement, the other Shareholder(s) may serve a notice upon the Shareholder that has committed such a breach specifying the breach and requiring that Shareholder immediately to stop the breach and, to the extent possible, to make good the consequences of the breach within thirty (30) Business Days.

15.13	Where the breach of this Agreement by a Shareholder has prejudiced the other Shareholders, the other Shareholders may seek an immediate remedy of an injunction, specific performance or similar order to enforce the obligations of the Shareholder that has committed such a breach. This does not affect the rights of the other Shareholders subsequently to claim damages or other compensation for breach under applicable Law.

15.14	A “Significant Transaction” occurs in relation to a Relevant Minority Shareholder if such Relevant Minority Shareholder (or any member of its Shareholder Group) receives any written proposal, offer or similar (whether indicative or binding) from a person (or persons acting in concert) in respect of an investment, offer, acquisition, transfer and/or subscription of shares (or similar) that will, if completed, result in such person (or persons acting in concert) holding not less than a 20% equity interest in such Relevant Minority Shareholder (or any direct or indirect parent undertaking of such Relevant Minority Shareholder).

15.15	Subject to applicable Law (including, where applicable, to having complied with Clause 15.16) and to the extent within its actual knowledge, if a Significant Transaction occurs in relation to a Relevant Minority Shareholder and, at the time of the Significant Transaction, such Relevant Minority Shareholder is Lifezone (or another Shareholder who holds not less than 15% of the voting rights of the Shares), such Relevant Minority Shareholder shall:

15.15.1	notify the Majority Shareholder in writing of: (i) the identity of the third party that made the relevant proposal, offer or similar; (ii) the structure of the proposal, offer or similar (including, but not limited to, the form of consideration, the value of the consideration and the proposed timing of the signing, announcement and completion of the Significant Transaction); (iii) how the consideration in respect of the proposal, offer or similar is to be funded; and (iv) any material conditions precedent in respect of the signing and/or completion of the Significant Transaction; and

15.15.2	provide the Majority Shareholder with any additional information that it reasonably requests in respect of the proposal, offer or similar concerning the Significant Transaction.

15.16	A Relevant Minority Shareholder shall not be required to provide the Majority Shareholder with any information pursuant to Clause 15.15 if to do so would constitute a breach of applicable Law by such Relevant Minority Shareholder, save that in the case of the disclosure of material non-public information to the Majority Shareholder, the Relevant Minority Shareholder shall first seek to wall cross the Majority Shareholder in accordance with applicable securities laws (with any initial request for wall crossing to be made to such individual(s) as the Majority Shareholder may notify to any Relevant Minority Shareholder (from time to time)). If the Majority Shareholder declines to be wall crossed, the Relevant Minority Shareholder shall not be required to provide the Majority Shareholder with any material non-public information that it would otherwise be prohibited from sharing with the Majority Shareholder under applicable Law unless and until the Majority Shareholder otherwise agrees to be wall crossed or the Relevant Minority Shareholder no longer considers such information to be material non-public information that it is prohibited from sharing under applicable Law. Following the disclosure of any such material non-public information to the Majority Shareholder pursuant to this Agreement, each Relevant Minority Shareholder undertakes to notify the Majority Shareholder as soon as reasonably practicable in the event that it considers such information has ceased to be material non-public information that would prevent the recipient from dealing in affected securities in accordance with and to the extent permitted by applicable Law and shall, upon the Majority Shareholder’s written request (from time to time), confirm as soon as reasonably practicable (and in any event within three (3) Business Days of any such written request) whether it continues to regard any such information as material non-public information that would prevent the recipient from dealing in affected securities in accordance with applicable Law.

15.17	Any notification or provision of information required under Clause 15.15.1 or 15.15.2 (respectively) shall be provided by the Relevant Minority Shareholder to the Majority Shareholder as soon as reasonably practicable and, in any event, by no later than three (3) Business Days following the date that the Relevant Minority Shareholder (or member of its Shareholder Group) became aware of the relevant proposal, offer or similar or following the date of the Majority Shareholder’s request for information (as the context requires). Each Relevant Minority Shareholder agrees that it shall not (and shall procure that each member of its Shareholder Group shall not) implement or announce any Significant Transaction during a period of not less than ten (10) Business Days following any notification made under Clause 15.15.1.

16	Compliance and enforcement of Group Company rights

16.1	Each of the Shareholders shall procure that the Company shall take all steps necessary to comply with the terms hereof and shall procure the passing of all resolutions at meetings of the Board and of the members of the Company and the taking of all steps necessary to ensure performance of the terms hereof by the Company.

16.2	The Shareholders agree that any right which any Group Company may have against any Shareholder (or person Connected with a Shareholder) or any obligation owed to a Group Company by any Shareholder (or person Connected with a Shareholder) shall be dealt with by the directors of the relevant Group Company. Such directors will have full authority to exercise such rights on behalf of the relevant Group Company and the Shareholders expressly undertake to take all steps within their power to give effect to the provisions of this Clause 16.

17	Deadlock

17.1	A matter or resolution shall be termed a “Deadlock Matter” if:

17.1.1	the Board has not passed a resolution concerning a Board Reserved Matter which has been put to it two (2) or more times because the requisite Board Super Majority has not voted in favour of it; or

17.1.2	the Shareholders have not passed a resolution concerning a Shareholder Reserved Matter which has been put to them two (2) or more times because the requisite Shareholder Super Majority has not voted in favour of it.

17.2	Any Shareholder or any Director may refer a Deadlock Matter for discussion between the senior representatives of each Shareholder which has at least [***] of the voting rights of the Shares (the “Deadlock Appointees”).

17.3	The Deadlock Appointees shall seek in good faith to resolve such Deadlock Matter and the Shareholders and the Board shall consider any proposal by the Deadlock Appointees to resolve the Deadlock Matter but shall not be obliged to accept such proposal.

17.4	In the event that the Deadlock Appointees have not resolved the Deadlock Matter within twenty (20) Business Days after referral to them, then the Deadlock Matter shall be deemed to have not been passed and the status quo in relation to such matter shall continue to apply, save in respect of the Annual Budget, in which case Clause 5.4 shall apply or any Marketing Arrangement in which case Clauses 35 and 36 shall apply (and otherwise prevail).

18	Duration

18.1	This Agreement shall continue in full force and effect until the first to occur of the following:

18.1.1	the termination of this Agreement by the parties;

18.1.2	one party owning all of the Shares; or

18.1.3	an effective resolution being passed or a binding order being made for a Winding-Up other than to effect a scheme of reconstruction or amalgamation.

18.2	Termination of this Agreement, or this Agreement ceasing to have effect as regards any Shareholder pursuant to Clause 18.3, shall be without prejudice to any Surviving Provisions or any liability or obligation in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant party prior to such termination.

18.3	Notwithstanding Clause 18.1, and save for the Surviving Provisions which shall continue in force after termination generally or in relation to this Agreement ceasing to have effect as regards any Shareholder, this Agreement shall cease to have effect as regards any Shareholder who ceases to hold or be the beneficial owner of any Shares (such that the terms of this Agreement may subsequently be varied without the consent of such Shareholder), provided that such Shareholder has complied with Clause 9.1 and the Transferee of such Shareholder’s Shares has entered into a deed of adherence substantially in the form attached as Schedule 3 (Deed of Adherence) unless it is already bound by all of the relevant terms and conditions of this Agreement (or the Transferee acquires all of the issued Shares).

19	Conflict

In the event of any conflict, ambiguity or discrepancy between the terms of this Agreement and the Constitution, the terms of this Agreement shall prevail and the Shareholders shall procure the adoption of any necessary amendment to the Constitution in order to eliminate the conflict, ambiguity or discrepancy and so that it is consistent with this Agreement.

20	Further assurance

Each party shall, and shall use reasonable endeavours to ensure that any necessary third party shall, do all things necessary and desirable to give effect to the spirit and intention of this Agreement. Each party shall promptly execute and deliver, and shall use reasonable endeavours to ensure that any necessary third party shall execute and deliver, all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

21	Confidentiality

21.1	Each party shall keep confidential the existence and terms of this Agreement and all information received or obtained as a result of negotiating, preparing, executing, performing or implementing it which relates to the Business or any of the other parties.

21.2	Notwithstanding the other provisions of this Clause 21 (other than Clause 21.3), any party may, after consultation with the other Shareholders, disclose confidential information if and to the extent such disclosure is:

21.2.1	required by Law;

21.2.2	required by any Governmental Authority with relevant powers to which that party is subject or submits (whether or not the authority has the force of Law), including any stock exchange on which the shares of a party or its direct or indirect holding company are listed or are intended to be listed;

21.2.3	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement;

21.2.4	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or the Constitution;

21.2.5	made by an employee or officer of a Group Company (or any member of the Shareholder Group of the Majority Shareholder) in the proper performance of such person’s duties;

21.2.6	required by its professional advisers in order that they may properly provide their services (on terms that the professional adviser undertakes to comply with the provisions of this Clause 21 in respect of such information as if it were a party to this Agreement);

21.2.7	comprised of information in (or that has come into) the public domain through no fault of that party;

21.2.8	made after the other parties have given prior written consent to such disclosure;

21.2.9	made on a confidential basis to bona fide potential purchasers (which are not Pre-emption Restricted Persons), underwriters, sponsors, brokers or lenders and their respective representatives, provided in each case that:

(i)	such persons need to know the information for the purposes of considering, evaluating, advising on, furthering or financing a Transfer of Shares, disposal of assets of a Group Company or issue of Shares; and

(ii)	such persons undertake to the Company in writing (in a form acceptable to the Company acting reasonably and in good faith) to comply with the provisions of this Clause 21 in respect of such information as if each such person were a party to this Agreement;

21.2.10	necessary or desirable for any financing of the Company; or

21.2.11	necessary to obtain any relevant tax clearances from any appropriate tax authority.

21.3	Each party shall not, and shall procure that each member of the Group shall not, use the name of, or otherwise refer to, BHP or any member of the BHP Group in any announcement, communication, circular, publication or similar without the prior written consent of BHP.

22	Release of liability

Notwithstanding any other provision in this Agreement, any party may in its absolute discretion, in whole or in part, release, compound or compromise, or grant time or indulgence to any other party for any liability under this Agreement without affecting its rights against such other party under the same or any other liability.

23	Waiver

23.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

23.2	A waiver by a party of any right, power, privilege or remedy provided by this Agreement shall not constitute a continuing waiver by such party of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy, and shall not constitute a waiver of any other breach or default by any other party.

23.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

24	Entire Agreement

24.1	This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

24.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

24.3	Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

24.4	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

25	Variation

25.1	Any variation of this Agreement is valid only if:

25.1.1	it is in writing and signed by or on behalf of Shareholders representing more than 90% of the voting rights of the Shares; and

25.1.2	unless all Shareholders have agreed in writing to such variation, the Board considers any such variation to be in the best interests of the Company for the benefit of members as a whole and such variation does not disproportionately prefer (or prejudice) any particular Shareholder (or group of Shareholders).

25.2	Notwithstanding Clause 25.1, and for so long as Lifezone holds Shares in the Company, any variation of Clauses 3.2.1(b), 3.2.6, 3.2.7, 7, 10.1.2, 11.1, 14.1, 14.2 and 25 (or any other Clauses to such extent and for so long as it may be necessary to give effect to the rights and obligations embodied in the aforementioned Clauses) of this Agreement is valid only if it is in writing and signed:

25.2.1	by or on behalf of Shareholders representing more than 90% of the voting rights of the Shares; and

25.2.2	by or on behalf of Lifezone.

26	No partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties. No party shall have any authority to act in the name, or on behalf of, or otherwise to commit or bind any other party in any way whatsoever (including, but not limited to, the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power), without in each case obtaining the prior written consent of the other parties.

27	Assignment and Transfer

27.1	No party may, without the written agreement of the other parties:

27.1.1	assign any of its rights under this Agreement;

27.1.2	transfer any of its obligations under this Agreement;

27.1.3	sub-contract or delegate any of its obligations under this Agreement; or

27.1.4	charge or deal in any other manner with this Agreement or any of its rights or obligations,

provided always that BHP may, without the consent of any other party, assign, transfer or otherwise novate, to any member of the BHP Group the whole or any part of this Agreement subject to the fact that any such transferee shall not be entitled to receive under this Agreement any greater amount than that to which the transferring party would have been entitled.

27.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of this Clause 27 shall be ineffective.

27.3	This Agreement is personal to each party and is entered into by each party for its own benefit and not for the benefit of another third person or party.

28	Costs and expenses

Except as otherwise agreed in writing by the parties, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming part of the transaction, save that this Clause 28 shall not prejudice the right of either party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

29	Notices

29.1	Any communication to be given in connection with this Agreement shall be in writing in English except where expressly provided otherwise and shall be delivered by hand or by commercial courier and by email. Such communication shall be sent to the address of the relevant party referred to in this Agreement set out above or to such other address as may previously have been communicated to the other parties in accordance with this Clause 29. A communication sent according to this Clause 29 shall be deemed to have been served:

29.1.1	if delivered by hand at the address referred to in this Clause 29 at the time of delivery; and

29.1.2	if sent by email at the time of completion of successful transmission by the sender.

29.2	If, under the preceding provisions of this Clause 29, a communication would otherwise be deemed to have been delivered outside normal business hours in the place of receipt (being 9.30 a.m. to 5.30 p.m. on a Business Day), it shall be deemed to have been received at 9.30am on the next Business Day.

29.3	In proving receipt of the communication, it shall be sufficient to show that delivery by hand was made or that the email was transmitted and an error response was not received.

29.4	A party shall notify the other parties to this Agreement in writing of a change to any of its details set out in this Clause 29 provided that such notification shall only be effective:

29.4.1	on the date specified in the notification as the date on which the change is to take place; or

29.4.2	if no date is specified (or if the date specified is less than five (5) clear Business Days after the date on which notice is deemed to have been served), five (5) clear Business Days after notice of any such change is deemed to have been given.

29.5	For the avoidance of doubt, the parties agree that the provisions of this Clause 29 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

29.6	A Notice to the Company pursuant to, or in connection with, this Agreement and/or the Constitution shall be sent to such party at the following address, or such other person or address as the Company may notify to the other parties from time to time:

[Kabanga Nickel Limited

22 Chancery Lane, London WC2A 1LS, United Kingdom

Email: [***] and [***] (in copy)

Attention: The Company Secretary]

29.7	A Notice to BHP pursuant to, or in connection with, this Agreement and/or the Constitution shall be sent to such party at the following address, or such other person or address as BHP may notify the other parties from time to time:

[BHP Group Limited

Brookfield Place, Level 37, 125 St Georges Terrace, Perth, Western Australia, 6000, Australia

Email: [***] and [***] (in copy)

Attention: [***]]

29.8	A Notice to Lifezone pursuant to, or in connection with, this Agreement and/or the Constitution shall be sent to such party at the following address, or such other person or address as Lifezone may notify to the other parties from time to time:

[Lifezone Limited

Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ

Email: [***] and [***]

Attention: [***] and [***]]

29.9	A Notice to any other party to this Agreement, from time to time, pursuant to, or in connection with, this Agreement and/or the Constitution shall be sent to such party at the address set out in that party’s deed of adherence or such other address as the party in question may notify to the other parties from time to time.

30	Third party rights

No person other than the parties hereto, including any other party who, by entering into a deed of adherence substantially in the form attached as Schedule 3 (Deed of Adherence), agrees to be bound by the terms of this Agreement, shall have any right to rely on or enforce the provision of this Agreement, whether by virtue of the English Contracts (Rights of Third Parties) Act 1999 or otherwise.

31	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

32	Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

33	Governing law and jurisdiction

This Agreement is governed by and is to be construed in accordance with the laws of England and Wales to the non-exclusive jurisdiction of whose courts the parties hereby submit.

34	Service of process

In the event that any legal action in respect of this Agreement is commenced, the process by which it is commenced may be served on the defendant or, if specified in this Agreement, any other person on its behalf at the place at which and in the manner in which notices may be given to that party.

35	Marketing Arrangements

35.1	For so long as the Minority Shareholder holds [***] (or more) of the voting rights of the Shares, the Majority Shareholder shall present the Board with any Marketing Arrangement prior to any Group Company entering into any such Marketing Arrangement for approval as a Board Reserved Matter.

35.2	If the Board does not approve the draft Marketing Arrangement as a Board Reserved Matter, the Majority Shareholder may revise the draft (having due regard to any reasonable comments raised by each of the Directors) and again present it to the Board for approval as a Board Reserved Matter.

35.3	If the Board still does not approve the draft Marketing Arrangement as a Board Reserved Matter upon its second (2nd) submission to the Board then, if the matter is not resolved by the Deadlock Appointees by the relevant Deadlock Matter deadline contemplated under Clause 17.4:

35.3.1	the Non-fee Provisions of any such draft Marketing Arrangement shall be automatically deemed to have received Super Majority Board Approval for the purposes of this Agreement with immediate effect from the relevant Deadlock Matter deadline contemplated under Clause 17.4, provided that such Non-fee Provisions are on arm’s length commercial terms (and otherwise consistent with the fiduciary duties of the Directors in the context of the overall draft Marketing Arrangement) at the relevant time; and

35.3.2	any Fee Provisions of such draft Marketing Arrangement which remain unresolved (each, an “Unresolved Fee Provision”) shall be capable of being referred to an Expert by the Majority Shareholder and/or the Minority Shareholder in accordance with Clause 36 by giving notice to the other (an “Expert Referral Notice”). If neither the Majority Shareholder nor the Minority Shareholder has issued an Expert Referral Notice within ten (10) Business Days after relevant Deadlock Matter deadline contemplated under Clause 17.4 in respect of such Unresolved Fee Provision, then the relevant Unresolved Fee Provision shall be automatically deemed to have received Super Majority Board Approval for the purposes of this Agreement, provided that such Unresolved Fee Provision is on arm’s length commercial terms (and otherwise consistent with the fiduciary duties of the Directors in the context of the overall draft Marketing Arrangement) at the relevant time.

35.4	Notwithstanding the provisions of Clause 3.1.2, none of the following shall constitute a Reserved Matter:

35.4.1	any Non-fee Provisions automatically deemed to be approved by Super Majority Board Approval in accordance with Clause 35.3.1; or

35.4.2	any Unresolved Fee Provisions referred to (and determined by) an Expert pursuant to Clause 36 of this Agreement or otherwise automatically deemed to be approved by Super Majority Board Approval in accordance with Clauses 35.3.2 and/or Clause 36.

36	Expert

36.1	In the event that any Unresolved Fee Provisions are referred to an Expert for determination in accordance with Clause 35.3:

36.1.1	the Majority Shareholder and the Minority Shareholder shall jointly appoint an Expert to determine such Unresolved Fee Provisions;

36.1.2	if the Majority Shareholder and the Minority Shareholder cannot agree on the identity of an Expert in accordance with Clause 36.1.1 within ten (10) Business Days of receipt of the relevant Expert Referral Notice, the Expert shall be appointed by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals at the request of the Majority Shareholder or the Minority Shareholder;

36.1.3	within ten (10) Business Days of the appointment of the Expert, each of the Majority Shareholder and the Minority Shareholder shall privately submit its proposal in respect of each Unresolved Fee Provision referred to the Expert together with any written submission in support of its positions (with no obligation to submit any such proposal or written submissions to the other side contemporaneously). For the avoidance of doubt, if the Majority Shareholder or the Minority Shareholder fails to submit a proposal in respect of any Unresolved Fee Provision, then any proposal submitted by the other in respect of such Unresolved Fee Provision that has not been contested (as a result of such failure to submit a proposal) shall be automatically deemed to have received Super Majority Board Approval for the purposes of this Agreement, provided that such Unresolved Fee Provision is on arm’s length commercial terms (and otherwise consistent with the fiduciary duties of the Directors in the context of the overall draft Marketing Arrangement) at the relevant time;

36.1.4	following the expiry of such ten (10) Business Day period, the Expert shall communicate the respective proposals (and any written submissions in support thereof) of the Majority Shareholder and the Minority Shareholder that have been so notified to the Expert;

36.1.5	the Expert shall determine each Unresolved Fee Provision referred to it using the method set out in Clause 36.1.6 within twenty (20) Business Days of its appointment (or within such longer time period as the Expert may reasonably require in order to make its determination), and shall notify the Company, the Majority Shareholder and the Minority Shareholder of its determination within five (5) Business Days of the same;

36.1.6	in respect of each Unresolved Fee Provision referred to the Expert, and apart from procedural matters and as otherwise set out in this Agreement, the Expert shall determine only:

(i)	whether any of the arguments put forward are correct in whole or in part for the purposes of determining any such Unresolved Fee Provision; and

(ii)	which of the proposals submitted by the Majority Shareholder or the Minority Shareholder in respect of such Unresolved Fee Provision is more commercially appropriate and reasonable having regard inter alia to the nature of the rights and obligations under the relevant Marketing Arrangement, prevailing market terms at the relevant time in respect of similar or equivalent goods and/or services traded between unrelated parties and the nature of the particular goods and/or services to be provided under the relevant Marketing Arrangement;

36.1.7	the Expert shall not independently determine the size, quantum, percentage and/or nature of any Unresolved Fee Provision but rather shall only determine which proposal in respect of such Unresolved Fee Provision as submitted by the Majority Shareholder or the Minority Shareholder is more commercially appropriate and reasonable in accordance with Clause 36.1.6; and

36.1.8	if the Expert encounters any difficulty in determining which proposal is more commercially appropriate and reasonable in accordance with Clause 36.1.6 then the Expert shall be entitled to:

(a)	take into consideration any other factors which it reasonably believes should be taken into account; and/or

(b)	resolve that difficulty in such manner as it shall in its absolute discretion think fit.

36.2	The Expert shall act as an expert and not as an arbitrator and its determination shall be final and binding on the parties (save in the event of manifest error in which case the determination shall be void and shall be remitted to the Expert for correction) and any Fee Provisions so determined shall be automatically deemed to have received Super Majority Board Approval for the purposes of this Agreement.

36.3	The fees of the Expert shall be borne by the Company.

37	Other

37.1	Each party shall, in connection with this Agreement and its contemplated activities, hereby:

37.1.1	comply with all Anti-Corruption Laws and applicable anti-money laundering and counter-terrorism financing laws; and

37.1.2	not engage in any activity or conduct that is prohibited by or is subject to penalty under Sanctions Laws.

37.2	Nothing in this Agreement requires a party to take any action or refrain from taking any action where doing so would be prohibited by, or subject to, penalty under any Anti-Corruption Laws, Sanctions Laws or applicable anti-money laundering or counter-terrorism financing laws.

37.3	The Company shall notify the Shareholders in writing of any Compliance Event of which it becomes aware as soon as reasonably practicable (and by no later than two (2) Business Days of becoming so aware), specifying reasonable factual details and information concerning the Compliance Event.

Schedule 1
SHAREHOLDER RESERVED MATTERS

Schedule 2
BOARD RESERVED MATTERS

Schedule 3
DEED OF ADHERENCE